    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1996
                                                        REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ---------------
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                          ROTECH MEDICAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               FLORIDA                               59-2115892
    (STATE OR OTHER JURISDICTION                  (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)

            4506 L. B. MCLEOD ROAD, SUITE F, ORLANDO, FLORIDA 32811
                                (407) 841-2115
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                  WILLIAM P. KENNEDY, CHIEF EXECUTIVE OFFICER
                          ROTECH MEDICAL CORPORATION
            4506 L. B. MCLEOD ROAD, SUITE F, ORLANDO, FLORIDA 32811
                                (407) 841-2115
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         COPIES OF COMMUNICATIONS TO:
                             THOMAS A. SIMSER, JR.
                  WINDERWEEDLE, HAINES, WARD & WOODMAN, P.A.
                      390 NORTH ORANGE AVENUE, SUITE 1490
                            ORLANDO, FLORIDA 32801
                                 (407)423-4246

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                             PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE           TO BE      OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED           REGISTERED       PER UNIT    OFFERING PRICE     FEE
- ------------------------------------------------------------------------------------
5 1/4% Convertible
 Subordinated Debentures
 Due 2003..............    $110,000,000        100%       $110,000,000   $37,931.03
- ------------------------------------------------------------------------------------
Common Stock, $0.0002
 par value per share...   4,190,476(1)(2)      --             --           -- (3)

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Based on a conversion price of $26.25 per share, includes shares of Common Stock initially issuable upon conversion of the Debentures being registered hereunder.
(2) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Debentures being registered hereunder by means of adjustment in the conversion price.
(3) Pursuant to Rule 457(i), there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 27, 1996

PROSPECTUS

                           ROTECH MEDICAL CORPORATION

$110,000,000 PRINCIPAL AMOUNT OF 5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE
                                      2003
                    (INTEREST PAYABLE JUNE 1 AND DECEMBER 1)

                        4,190,476 SHARES OF COMMON STOCK

                                  ----------

  This Prospectus relates to (i) $110,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Debentures due 2003 (the "Debentures") of RoTech Medical Corporation, a Florida corporation ("RoTech" or the "Company") and 4,190,476 shares of the Common Stock, par value $.0002 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares"). The Debentures and the Conversion Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Debentures were acquired from the Company by Smith Barney Inc., Needham & Company, Inc. and Wheat, First Securities, Inc. (the "Initial Purchasers") in May 1996 in connection with a private offering (the "Debenture Offering"). See "Description of Debentures."

  The Debentures are convertible into Common Stock of the Company at any time after the 60th day following the date of original issuance of the Debentures and at or before maturity, unless previously redeemed, at a conversion price of $26.25 per share, subject to adjustment in certain events. The Common Stock of the Company is traded on The Nasdaq National Market under the symbol ROTC. On August 26, 1996, the closing price of the Common Stock as reported by Nasdaq was $16 per share.

  The Debentures do not provide for a sinking fund and are not redeemable by the Company prior to June 4, 1999. The Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures--Certain Rights to Require Repurchase of Debentures."

  The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. As of August 20, 1996, Senior Indebtedness was approximately $53.2 million. The Indenture does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures--Subordination."

  The Debentures have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. For a description of certain income tax consequences to holders of the Debentures, see "Certain United States Federal Income Tax Consequences."

  The Initial Purchasers have advised the Company that they intend to make a market in the Debentures. The Initial Purchasers, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. No assurances can be given that any market for the Debentures will develop or be maintained.

  The Debentures and the Conversion Shares are being registered to permit public secondary trading of the Debentures and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and the fees and expenses of counsel and other advisors to the holders of the Debentures or the underlying Common Stock) in connection with the registration and sale of the Debentures and the underlying Common Stock covered by this Prospectus.

  The Company will not receive any of the proceeds from the sales of the Debentures or the Conversion Shares by the Selling Securityholders. The Debentures and the Conversion Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Conversion Shares may be offered from time to time through ordinary brokerage transactions on The Nasdaq National Market. See "Plan of Distribution." The Selling Securityholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Conversion Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Conversion Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

  SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August  , 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange commission (the "Commission"). Such reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office at 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fees. Such materials can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006.

  The Company has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act for the registration under the Securities Act of the Debentures and Conversion Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof: (1) Annual Report on Form 10-K for fiscal year ended July 31, 1995; (2) Quarterly Report on Form 10-Q for the quarter ended October 31, 1995; (3) Quarterly Report on Form 10-Q/A for the quarter ended January 31, 1996; (4) Current Report on Form 8-K as filed with the Commission on November 15, 1995; (5) Current Report on Form 8-KA as filed with the Commission on January 11, 1996; (6) Current Report on Form 8-K as filed with the Commission on April 1, 1996; (7) Report on Form 10-C as filed with the Commission on May 9, 1996; (8) Current Report on Form 8-K as filed with the Commission on May 17, 1996; (9) Form S-8 as filed with the Commission on May 17, 1996; (10) Quarterly Report on Form 10-Q/A for the quarter ended April 30, 1996; (11) Current Report on Form 8-K/A as filed with the Commission on June 4, 1996; and (12) Current Report on Form 8-K as filed with the Commission on August 20, 1996. Certain portions of the above-referenced documents have been modified or superseded by the information contained herein. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time of the termination of the offering are hereby deemed to be incorporated by reference. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modfied or superseded, to constitute a part of this Prospectus. Any person receiving a copy of this Prospectus may obtain without charge, upon written request or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Written or telephone requests for such copies should be directed to RoTech Medical Corporation, P.O. Box 536576, Orlando, Florida 32853-6576, Attention: Rebecca R. Irish, telephone (407) 841-2115.

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements and related notes included in and incorporated by reference in this Prospectus. See "Risk Factors" for a discussion of certain factors to be considered by prospective investors. Unless otherwise indicated, the information in this Prospectus gives effect to a 2-for-1 stock split paid on May 21, 1996 in the form of a stock dividend to holders of record on April 30, 1996.

                                  THE COMPANY

  RoTech Medical Corporation ("RoTech" or the "Company") provides comprehensive home health care and primary care physician services, principally to patients in non-urban areas. As of August 20, 1996, RoTech operated 366 home health care locations and 24 primary care physician practices, employing 29 physicians. The Company's home health care business provides a diversified range of products and services, with emphasis on respiratory and home infusion therapies. RoTech has pursued an aggressive acquisition strategy since 1988 which included in fiscal 1996 acquisitions of 145 locations of smaller home health care companies and the opening of 20 new locations. Current industry estimates indicate that approximately half of the nation's home health care industry remains fragmented and is run by either single operators or small, local chains. These smaller providers are RoTech's main competition and main acquisition opportunities. The Company plans to continue to enter new home health care markets through acquisition or start-up as competitive and pricing pressures encourage consolidation and economies of scale. In January 1994, the Company expanded this strategy to include the acquisition of primary care physician practices in certain markets to enable the ultimate development of an integrated primary health care delivery system capable of providing a broad range of non-institutional care to patients in these markets. The Company believes this system will facilitate managed care concepts and pricing in these markets, where managed care currently has little penetration, and should prevent the outmigration of the non-urban population to urban health care facilities and service providers. The Company's revenues have grown from $26 million for the fiscal year ended July 31, 1991 to $134 million for the fiscal year ended July 31, 1995 and to $180 million for the nine months ended April 30, 1996.

  The Company's principal executive offices are located at 4506 L.B. McLeod Road, Suite F, Orlando, Florida 32811; its telephone number is (407) 841-2115. The Company conducts its business through operating subsidiaries and, unless the context requires otherwise, the terms "RoTech" and "Company" refer to RoTech Medical Corporation and its operating subsidiaries.

                                  THE OFFERING

SECURITIES OFFERED........  $110,000,000 aggregate principal amount of 5
                            1/4% Convertible Subordinated Debentures due
                            2003 (the "Debentures") and 4,190,476 shares of the Common Stock, par value $.0002 per share (the "Common Stock") which are initially issuable upon conversion of the Debentures (the "Conversion Shares")

PAYMENT OF INTEREST.......  June 1 and December 1, commencing December 1,
                            1996.

CONVERSION................  The Debentures are convertible into Common
                            Stock of the Company at the option of the holder at any time after the 60th day following the date of original issuance of the Debentures and at or before maturity, unless previously redeemed, at $26.25 per share, subject to adjustment upon the occurrence of certain events.

SUBORDINATION.............  The Debentures are subordinated to all present and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. Senior Indebtedness of the Company and indebtedness and other liabilities of its subsidiaries aggregated approximately $53.2 million at August 20, 1996. The Indenture contains no limitation on the incurrence of indebtedness (including Senior Indebtedness) or other liabilities by the Company and its subsidiaries.

REDEMPTION................  The Debentures are redeemable in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued interest, except that no redemption may be made prior to June 4, 1999.

REDEMPTION AT HOLDER'S      In the event that there shall occur a
OPTION....................  Repurchase Event (as defined herein), each holder of the Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at 100% of their principal amount, plus accrued interest. The term Repurchase Event is limited to transactions involving a Change in Control
                            (as defined herein) or a Termination of Trading
                            (as defined herein), and does not include other events that might adversely affect the financial condition of the Company or result in a downgrade in the credit rating (if any) of the Debentures. The Company's ability to repurchase the Debentures following a
                            Repurchase Event is dependent upon the
                            Company's having sufficient funds and may be limited by the terms of the Company's Senior
                            Indebtedness or the subordination provisions of the Indenture. There is no assurance that the Company will be able to repurchase the Debentures upon the occurrence of a Repurchase
                            Event.

USE OF PROCEEDS...........  The Company will not receive any of the proceeds from the sale of any of the Debentures or the Common Stock issuable upon conversion thereof.

                                ----------------

  Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements. Such statements reflect management's current views, are based on many assumptions and are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus and in the documents incorporated herein by reference, prospective purchasers of the Debentures and the Conversion Shares should carefully consider the factors set forth below before purchasing the Debentures and Conversion Shares offered hereby.

REIMBURSEMENT FOR SERVICES

  A substantial percentage of RoTech's revenue is attributable to third-party payors, including private insurers, Medicare and, to a lesser extent, Medicaid. The Company has substantial expertise at processing claims and continues to create and improve systems to manage third-party reimbursements, to produce clean claims and obtain timely reimbursements by third-party payors. The Company has developed distinct billing and collection departments for Medicare and Medicaid reimbursements and for private insurance company claims which are supported by customized computer systems. These departments work closely with reimbursement officers at branch locations and third-party payors and are responsible for the review of patient coverage, the adequacy and timeliness of documentation and the follow-up with third-party payors to expedite reimbursement payments. Reimbursement from the Medicare program as a percentage of RoTech's total operating revenue approximated 36% for fiscal 1992, 39% for fiscal 1993, 35% for fiscal 1994, 49% for fiscal 1995, and 49%
for the nine months ended April 30, 1996.

  RoTech has achieved increased operating revenue in home respiratory and other medical equipment operations despite increased regulation and corresponding reimbursement reductions. While the increased regulation tends to reduce the amount of reimbursement from government sources for individual cases, the Company believes the continued increased regulation also benefits the Company by reducing the competition from joint ventures and fee revenue sharing arrangements, which the Company has historically avoided.

  The levels of operating revenue and profitability of the Company, like those of other health care companies, are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. Home health care, which is generally less costly to third-party payors than hospital-based care, has benefitted from those cost containment objectives. However, as expenditures in the home health care market continue to grow, initiatives aimed at reducing the costs of health care delivery at non-hospital sites are increasing. Changes in reimbursement policies by third-party payors, or the reduction in or elimination of such reimbursement programs, could have a material adverse impact on the Company's revenues. Various state and federal health reform initiatives may lead to additional changes in reimbursement programs.

GOVERNMENT REGULATION

  The home care industry is subject to extensive government regulation at the federal level through the Medicare program and at the state level through the Medicaid program. Medicare is a federally funded health insurance program which provides health insurance coverage for persons age 65 and older and certain disabled persons, and generally provides reimbursement at specified rates for sales and rentals of specified medical equipment and supplies, provided such equipment and supplies are determined to be medically necessary by the treating physician. Medicaid is a health insurance program administered by state governments which provides reimbursements for health care for certain financially or medically needy persons regardless of age.

  The Company is subject to government audits of its Medicare and Medicaid reimbursement claims and has not, to date, experienced any material loss as a result of any such government audits. Under existing federal law, the knowing and willful offer or payment of any remuneration (including any kickback, bribe or rebate) of any kind to another person to induce the referral of Medicare or Medicaid beneficiaries for whom medical supplies and services may be reimbursed by the Medicare or Medicaid programs is prohibited and could subject the parties to such an arrangement to substantial criminal and civil penalties, including exclusion from participation in these programs, for Medicare or Medicaid fraud. The Office of Inspector General of the Department of Health and Human Services ("OIG") has promulgated regulatory "safe harbors" that describe certain practices and business arrangements that comply with Medicare and Medicaid regulations. The OIG and law enforcement authorities have recently increased their investigatory efforts to determine whether various business practices constitute remuneration for, or to induce, referrals. Certain states have also passed statutes and regulations that prohibit payments for referral of patients. These laws vary significantly from state to state. The result of legislative and regulatory efforts is an extra compliance challenge and, therefore, risk. The Company has been aware that the OIG has made certain informal inquiries related to payments received by the Company in the late 1980's. The OIG submitted its findings to the United States Attorney for the Middle District of Florida, which elected in May, 1995, to file a civil suit, Case No. 95-558-CIV-ORL-18, in which it contends that Medicare made some unspecified amount of payments to the Company by mistake in part of 1987, in 1988, and in 1989. The civil suit seeks repayment of the monies allegedly paid by mistake. While the Company is confident that it was at all times in compliance with all material Medicare requirements, and believes that all payments it received were made correctly and not by mistake, the Company seeks an amicable resolution of the issues involved in the civil suit in order to save time and potential litigation expenses. However, if the matter is not amicably resolved, the Company intends to mount a vigorous defense. The potential financial exposure of the Company in the civil suit is unknown.

  The Company received an inquiry from the Medicaid Department of the State of Mississippi and subsequently received a subpoena from the OIG concerning the Company's 1994 cost report for its Mississippi Rural Health Clinics. The Company is cooperating fully with such inquiries. There has been no statement of issues or particular concerns given the Company sufficient to permit the Company to determine the extent of financial exposure, if any. The Company is not aware of any material error in the one year's cost report under inquiry, following consultation with its outside consultant, who also assisted in the preparation and filing of the original report. If any adjustments occur, such would likely relate only to Mississippi physician clinics for 1994.

  The types of services and products delivered by the Company, the required quality of such services and products and the manner in which such services and products are delivered and billed are each subject to significant and complex regulations promulgated, interpreted and administered by the appropriate federal or state governmental agency. Although the Company believes that its products, services and procedures comply in all respects with such regulations applicable to reimbursement eligibility, the unavailability of advance formal administrative rulings in most regulated areas subjects the Company to possible subsequent adverse interpretations and rulings which may affect the eligibility of some or all of the Company's services and products for reimbursement. Such an adverse interpretation or ruling could have a substantial adverse impact on the Company's business.

  In addition, the Company is required to obtain federal and state licenses and permits relating to the distribution of pharmaceutical products, including a federal Controlled Dangerous Substance Registration Certificate and Florida State Wholesaler License. The Company is required to obtain similar licenses from each state in which it does business.

  The Company's acquisitions of primary care physician practices are structured to attempt to comply with federal and state law restrictions on business relationships between the Company and persons who may be in a position to refer patients to the Company for the provision of health care related items or services. Accordingly, the Company endeavors to undertake such acquisitions in a manner where the consideration offered and paid is consistent with fair market value in arms-length transactions and is not determined in a manner that takes into account the volume or value of any referrals or business that might otherwise be generated between the Company and the physician whose practice is to be acquired and for which payment may be made under Medicare or Medicaid. While the Company believes that its acquisitions do not entail any form of unlawful remuneration, there can be no assurances that enforcement authorities will not attempt to construe the consideration exchanged in certain acquisition transactions as entailing unlawful remuneration and to challenge such transactions on such basis.

  In many states, the "corporate practice of medicine doctrine" prohibits business corporations from providing, or holding themselves out as providers of, medical care through the employment of physicians. Although the two states in which the Company has acquired practices of primary care physicians, Florida and Mississippi, have not adopted this prohibition, there can be no assurance that either state will not adopt this doctrine in the future or that the Company will not acquire a primary care medical practice in a state that has enacted or adopted through case law the corporate practice of medicine doctrine. While the Company intends to structure future acquisitions to comply with the corporate practice of medicine doctrine where it exists, there can be no assurance that, given varying and uncertain interpretations of such laws, the Company would be found to be in compliance with restrictions on the corporate practice of medicine in all states. Enforcement of such doctrine could require divestiture of acquired practices or restructuring of physician relationships.

  Health care is an area of extensive and dynamic regulatory change. Changes in the law or new interpretations of existing laws can have a dramatic effect on permissible activities, the relative costs associated with doing business, and the amount of reimbursement by government and third-party payors. The Omnibus Budget Reconciliation Act of 1987 ("OBRA 1987") created six categories of durable medical equipment for purposes of reimbursement under the Medicare Part B program. There is a separate fee schedule for each category. OBRA 1987 also controls whether durable medical equipment products will be paid for on a rental or sale basis and established fixed payment rates for oxygen service as well as a 15-month rental ceiling on certain medical equipment. An interim final rule implementing the payment methodology under the fee schedules recently was published in the Federal Register. Payment based on the fee schedules is effective with covered items furnished on or after January 1, 1989. Generally, Medicare pays 80% of the lower of the supplier's actual charge for the item or the fee schedule amount, after adjustment for the annual deductible amount. OBRA 1990 made changes to Medicare Part B reimbursement that were implemented in 1991. The substantive change was the standardization of Medicare rates for certain equipment categories. Laws and regulations often are adopted to regulate new products, services and industries. There can be no assurances that either the states or the federal government will not impose additional regulations upon the Company's activities which might adversely affect the Company's business.

  Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Although Congress has failed to pass comprehensive health care reform legislation thus far, the Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system. Further, each area of medical care is subject to scrutiny and revision as to the amount of reimbursement which is reasonable. Any reduction in reimbursement in those goods and services provided by the Company would have a direct effect on gross revenues of the Company. Legislative debate is expected to continue in the future, and the Company cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reform may have on its industry or business.

  Pursuant to federal legislation (commonly known as "Stark II") enacted as part of The Omnibus Budget Reconciliation Act of 1993, and effective January 1, 1995, physicians are prohibited from making referrals to entities in which they (or immediate family members) have an investment interest or compensation arrangement, where such referral is for any "designated health service" covered by Medicare/Medicaid, including parenteral and enteral nutrients, equipment and supplies, and home health services. Ownership by a physician of investment securities in a publicly-held corporation with stockholders' equity exceeding $75 million at the end of the corporation's most recent fiscal year or on average during the previous three fiscal years is exempt from the investment prohibition if the securities are traded on the New York, American or a regional stock exchange, or The Nasdaq National Market. Exemptions from the compensation arrangement prohibition include (i) amounts paid by an employer to a physician pursuant to a bona fide employment relationship meeting specified requirements, including payments being unrelated to referrals and consistent with the fair market value of the services provided and (ii) other personal service arrangements if certain requirements are met, including that compensation be paid over the term of a written agreement with a term of one year or more, be set in advance, not exceed fair market value, and be unrelated to referrals. While RoTech intends to structure its acquisitions and operations to comply with Stark II, there can be no assurance that future interpretations of that law will not require structural and organizational modifications of the Company's existing relationships with physicians, nor can assurance be given that present or future relationships between the Company and physicians will be found to be in compliance with such law.

INSURANCE

  In recent years, participants in the health care market have become subject to an increasing number of malpractice and product liability lawsuits, many of which involve large claims and significant defense costs. As a result of the liability risks inherent in the Company's lines of business, including the risk of liability due to the negligence of physicians or other health care professionals employed by or otherwise under contract to the Company, the Company maintains liability insurance intended to cover such claims. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate, or that the Company can obtain liability insurance in the future on acceptable terms or at all.

  The Company currently has in force various liability insurance policies, with total coverage limits of $11.0 million per occurrence and in the aggregate annually. These policies contain various levels of deductibles and self-insured retentions. They provide the Company protection against claims alleging bodily injury or property damage arising out of the Company's operations, including home health care, but excluding the Company's employed physicians. The Company has in force, with respect to physicians employed by the Company, individual professional liability insurance policies, with coverage limits ranging from $250,000 per occurrence to $1 million per occurrence, and ranges from $750,000 in the aggregate annually to $3 million in the aggregate annually. The Company's insurance policies are subject to annual renewal.

LEGAL PROCEEDINGS

  The Company is from time to time involved in various legal proceedings. Although the Company does not believe that any currently pending proceeding will materially and adversely affect the Company, there can be no assurance that any current or future proceeding will not have a material adverse affect on the Company's financial position or results of operations.

LEVERAGE

  The Company's indebtedness is significant in relation to its shareholders' equity. As of August 20, 1996, such debt accounted for approximately 48% of the Company's total capitalization.

SUBORDINATION OF DEBENTURES

  The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness includes all secured indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. At August 20, 1996, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $53.2 million. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. In addition, holders of the Debentures are effectively subordinated to the claims of creditors of the Company's subsidiaries, to the extent of the assets of such subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Debentures. See "Description of Debentures."

LIMITATIONS ON REPURCHASE OF DEBENTURES UPON A REPURCHASE EVENT

  In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (each as defined herein), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating of the Debentures nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

  There is no existing market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that the Initial Purchasers intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holder of the Debentures. See "Description of Debentures--Registration Rights; Liquidated Damages." The Debentures have been designated for trading in the PORTAL Market; however, the Company does not intend to apply for listing of the Debentures on any securities exchange.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                  NINE MONTHS ENDED
            YEAR ENDED JULY 31                                        APRIL 30
- --------------------------------------------------------        ----------------------------
1991      1992          1993          1994         1995           1995             1996
- ----      -----        ------        ------        -----        ---------        --------
6.58x     19.65x       107.03x       192.62x       26.07x           19.94x           8.44x

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes, minority interest and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the estimated interest component of rent expense.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sales of the Debentures or the Conversion Shares by the Selling Securityholders. See "Selling Securityholders" for a list of those persons and entities receiving the proceeds from the sales of the Debentures or the Conversion Shares.

                           DESCRIPTION OF DEBENTURES

  The Debentures were issued under an indenture dated as of June 1, 1996 (the "Indenture") between the Company and PNC Bank, Kentucky, Inc., as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the proposed form of Indenture are available from the Company or the Initial Purchasers upon request at the address provided on page 3 hereof.

GENERAL

  The Debentures are unsecured obligations of the Company, are limited to $110,000,000 in aggregate principal amount and mature on June 1, 2003. The Debentures bear interest at the rate per annum shown on the front cover of this Prospectus from the date of original issuance of Debentures pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1996, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding May 15 or November 15, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of 12 30-day months.

  Principal of, and premium, if any, and interest on, the Debentures is payable (i) in respect of Debentures held of record by The Depository Trust Company ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee at the office of the Trustee in New York, New York, and the Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Debentures on the Regular Record Date for such interest.

  The Debentures are issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

  All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

  The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."

CONVERSION RIGHTS

  The Debentures are convertible into Common Stock at any time after the 60th day following the date of original issuance of the Debentures and prior to redemption or final maturity, initially at the conversion price of $26.25 per share. The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. See "Optional Redemption" below.

  The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company;
(iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

  In addition to the foregoing adjustments, the Company will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

  The payment of the principal of and premium, if any, and interest on the Debentures are, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness of if any judicial proceeding is pending with respect to any such default.

  Senior Indebtedness is defined in the Indenture as (a) all indebtedness (whether secured or unsecured) of the Company for money borrowed under the Company's primary revolving credit and line of credit facilities and any predecessor or successor credit facilities thereto, whether outstanding on the date of execution of the Indenture (such as the Company's revolving credit and line of credit facility of $200.0 million, any increase in the maximum principal amount thereof and any predecessor or successor facilities thereto) or thereafter created, incurred or assumed, (b) all secured indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Debentures or (ii) ranks pari passu in right of payment with the Debentures, and (c) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

  The Debentures are obligations exclusively of the Company. A portion of the operations of the Company are currently conducted principally through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

  The Debentures are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries to the extent of the assets of such subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. At August 20, 1996, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $53.2 million. The Company also expects to incur Senior Indebtedness from time to time in the future.

OPTIONAL REDEMPTION

  The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after June 4, 1999, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date).

  If redeemed during the 12-month period beginning June 1, in the year indicated (June 4, in the case of 1999), the redemption price shall be:

                                REDEMPTION
YEAR                              PRICE
- ----                            ----------
1999...........................   103.00%
2000...........................   102.25%

                                REDEMPTION
YEAR                              PRICE
- ----                            ----------
2001...........................   101.50%
2002...........................   100.75%

  No sinking fund is provided for the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as an entirety to the Company, unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES

  In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

  Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

  On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

  A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below).

  A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

  A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

  The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

  In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

  The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to the
Debentures: (a) default in the payment of principal of or any premium on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest on any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $5,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

  If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures then outstanding may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Notes) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

  Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

SATISFACTION AND DISCHARGE

  The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (a) all Outstanding Debentures will become due and payable at their scheduled maturity within one year or (b) all Outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

  The Debentures are issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof.

  Global Notes; Book-Entry Form. The Debentures were sole in reliance on Rule 144A under the Securities Act (as evidenced by a global note hereinafter referred to as the "Restricted Global Note") and in reliance on Regulation S under the Securities Act (as evidenced by a global note hereinafter referred to as the "Regulation S Global Note") (the Restricted Global Note and Regulation S Global Note are together herein referred to as the "Global Notes"). The Global Notes were initially deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. The Restricted Global Note will be (i) reduced in principal amount to reflect the subsequent transfer by owners of beneficial interest in the Restricted Global Note to a Regulation S Purchaser (as defined herein) and (ii) increased in principal amount to reflect the subsequent transfer from a Regulation S Purchaser. The Regulation S Global Note will be (i) reduced in principal amount to reflect the subsequent transfer by owners of beneficial interest in the Regulation S Global Note to a "qualified institutional buyer" as defined in Rule 144A under the Securities Act (a "Qualified Institutional Buyer," or "QIB") and (ii) increased in principal amount to reflect the subsequent transfer from a Qualified Institutional Buyer.

  The Holders of Debentures may hold their interests in the Global Notes directly through DTC if such Holder is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Notes to such persons may be limited.

  The Holders of Debentures who are not Participants may beneficially own interests in the Global Notes held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Notes, Cede for all purposes will be considered the sole holder of the Global Notes.

  Payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Change of Control) of the Global Notes will be made to Cede, the nominee for DTC, as the registered owner of the Global Notes, by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  With respect to any payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Change of Control) of the Global Notes, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Notes as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Debentures represented by the Global Notes held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

  Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Debentures represented by the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Global Notes.

  Certificated Debentures. QIBs may request that their Debentures be issued in definitive registered form. In addition, certificated Debentures may be issued in exchange for Debentures represented by the Global Notes if no successor depositary is appointed by the Company as set forth above under the paragraph entitled "Global Notes; Book-Entry Form."

  Restrictions on Transfer; Legends. The Debentures, and the Common Stock into which they may be converted, are subject to certain transfer restrictions. See "--Absence of Public Trading Market; Transfer Restrictions."

PAYMENTS OF PRINCIPAL AND INTEREST

  The Indenture requires that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC (including Debentures evidenced by the Restricted Global Note) be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Pursuant to the Registration Rights Agreement between the Company and the Initial Purchasers, the Company has filed with the Commission a registration statement on Form S-3 (the "Shelf Registration Statement"), of which this Prospectus is a part, to cover resales of Transfer Restricted Securities (as defined below) by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Notwithstanding the foregoing, the Company is permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). For the purposes of the foregoing, "Transfer Restricted Securities" means each Debenture and any underlying share of Common Stock until the date on which such Debenture or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Debenture or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Debenture or share of Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

  Holders of the Transfer Restricted Securities are required to deliver information to be used in connection with, and to be named as selling securityholders in, the Shelf Registration Statement and to provide any comments they may wish to make on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement. The Transfer Restricted Securities of any Holder who elects not to include such securities in the Shelf Registration Statement could be deemed to be less liquid than if such securities were included in the Shelf Registration Statement. In addition, there can be no assurance that the Company will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder's ability to sell such Transfer Restricted Securities or adversely affect the price at which such Transfer Restricted Securities can be sold.

  The Registration Rights Agreement provides that if (i) the applicable Shelf Registration Statement is not filed with the Commission on or prior to 90 days after the Closing Date, or the applicable Shelf Registration Statement has not been declared effective by the Commission within 120 days after the Closing Date, or (ii) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any of the one-year periods ending on the first, second and third anniversaries of the Closing Date, or which shall exceed 30 days in any calendar quarter within any of such one-year periods (each such event referred to in clauses (i) and (ii) being referred to herein as a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount, or $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) constituting Transfer Restricted Securities, for each 90-day period or part thereof until the applicable registration statement is filed and the applicable registration statement is declared effective, or the Shelf Registration Statement again becomes effective or usable, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Debentures or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders of Debentures by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

  Holders of the Debentures are required to make certain representations to the Company (as described in the Registration Rights Agreement) in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Debentures and Common Stock included in the Shelf Registration Statement.

  The Company shall cause the Shelf Registration Statement to be effective for a period of three years from the effective date thereof or such shorter period that will terminate when each of the Transfer Restricted Securities covered by the Registration Statement ceases to be a Transfer Restricted Security.

  The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Company upon request.

GOVERNING LAW

  The Indenture and Debentures are governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

  The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

ABSENCE OF PUBLIC TRADING MARKET; TRANSFER RESTRICTIONS

  There is no existing market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or at what price holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. See "--Registration Rights; Liquidated Damages." The Debentures have been designated for trading in the PORTAL Market; however, the Company does not intend to apply for listing of the Debentures on any securities exchange.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized common stock of RoTech consists of 50,000,000 shares of Common Stock, $.0002 par value, of which approximately 25.2 million shares were outstanding as of August 20, 1996. On that date there were approximately 670 record holders of shares of Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available thereof, if any. The holders of Common Stock are entitled to share ratably in any distribution to shareholders upon liquidation of the Company. The holders of Common Stock have no preemptive, registration or other subscription or conversion rights, other than as disclosed herein, and the Common Stock is not subject to further calls or assessments by the Company. The Common Stock currently outstanding is validly issued, fully paid and non-assessable. See "Description of Debentures."

                            SELLING SECURITYHOLDERS

  The following table sets forth certain information as of August 26, 1996 (except as otherwise noted) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling
Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                          AGGREGATE PRINCIPAL  NUMBER OF SHARES
                                          AMOUNT OF DEBENTURES  OF COMMON STOCK
NAME                                        THAT MAY BE SOLD   THAT MAY BE SOLD*
- ----                                      -------------------- -----------------
Nomura Securities (Bermuda) Ltd. (1)....      $  1,875,000            71,428
SMM Co. BV(2)...........................         2,950,000           112,380
LCMS Foundation(3)......................         1,000,000            38,095
New York Life Separate Account #7(3)....         1,500,000            57,142
Robertson Stephens & Co., LLC(3)........           450,000            17,142
Catholic Mutual Relief Society of
 America(4).............................           150,000             5,714
Catholic Mutual Relief Society of
 America Retirement Plan and Trust(4)...           350,000            13,333
Societe Generale Securities Corp.(4)....           750,000            28,571
ICI American Holdings Pension(4)........           350,000            13,333
Zeneca Holdings Pension(4)..............           350,000            13,333
Delaware State Retirement Fund--Froley,
 Revy(4)................................           700,000            26,666
WAFRA Discretionary(4)..................           500,000            19,047
SAIF Corporation(4).....................         1,500,000            57,142
Oregon Equity Fund(4)...................         3,000,000           114,285
Nalco Chemical Retirement(4)............           150,000             5,714
Kapiolani Medical Center(4).............           250,000             9,523
Queen's Health Systems(4)...............           200,000             7,619
Smith Barney Inc........................         2,750,000           104,761
Lipco Partners, L.P.....................         1,800,000            68,571
San Diego City Retirement...............           255,000             9,714
Occidental College......................            70,000             2,666
San Diego County Convertible............           885,000            33,714
Boston Museum of Fine Arts..............            25,000               952
Engineers Joint Pension.................           125,000             4,761
Wake Forest University..................           200,000             7,619
N-A Income & Growth Fund................           750,000            28,571
Presbyterian Healthcare.................           165,000             6,285
Austin Firefighters.....................            90,000             3,428
Baptist Hospital of Miami...............            65,000             2,476
AIM Charter Fund, a Series of Aim Equity
 Funds, Inc.(3).........................        10,000,000           380,952
AIM Balanced Fund, a Series of AIM Funds
 Group(3)...............................         1,200,000            45,714
AIM V.I. Growth and Income Fund, a
 Series of AIM Variable
 Insurance Funds, Inc.(3)...............           400,000            15,238
Castle Convertible Fund, Inc.(3)........           500,000            19,047
LB Series Fund, Inc.--High Yield
 Portfolio..............................         5,650,000           215,238
Lutheran Brotherhood High Yield Fund....         3,850,000           146,666
Mainstay Convertible Fund(3)............         4,500,000           171,428
Robertson Stephens Investment Management
 L.P.(4)................................         1,300,500            49,542
Value Line Convertible Fund.............           500,000            19,047
Van Kampen American Capital Harbor
 Fund(3)................................         1,700,000            64,761
Allstate Insurance Company..............         2,500,000            95,238
Any other Selling Securityholders or
 future transferee from any such Selling
 Securityholder(5)......................        54,694,500         2,083,620
                                              ------------         ---------
                                              $110,000,000         4,190,476

- --------
(1) Information is as of August 15, 1996.
(2) Information is as of August 19, 1996.
(3) Information is as of August 22, 1996.
(4) Information is as of August 23, 1996.
(5) Information regarding these persons or entities will be added by supplement to this Prospectus.
 * Assumes a conversion price of $26.25 per share and a cash payment in lieu of any fractional share interest.

  The preceding table has been prepared based upon information furnished to the Company by the Depository Trust Company, PNC Bank, Kentucky, Inc., trustee under the Indenture, and by or on behalf of the Selling Securityholders. Additional information concerning ownership of the Debentures and Conversion Shares offered hereby rests with certain holders of the Debentures and Conversion Shares who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company has received no response to its request for such information.

  In view of the fact that Selling Securityholders may offer all or a portion of the Debentures or Conversion Shares held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Debentures or the number of Conversion Shares that will be held by the Selling Securityholders after completion of the offering made hereby. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Debentures and/or Conversion Shares, since the date on which they provided the information set forth above, in transactions exempt from the registration requirements of the Securities Act.

  Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Debentures and the number of Conversion Shares issuable upon conversion of the Debentures offered hereby may increase or decrease.

                             PLAN OF DISTRIBUTION

  The Debentures and the Conversion Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to holders of the Debentures and the underlying Common Stock) in connection with the registration and sale of the Debentures and the Conversion Shares covered by this Prospectus.

  The Company will not receive any of the proceeds from the offering of Debentures and the Conversion Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Debentures and Conversion Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or shares of Common Stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or shares or Common Stock from whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures or shares or Common Stock offered by them hereby will be the purchase price of such Debentures or shares of Common Stock less discounts and commissions, if any.

  The Debentures and the Conversion Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

  The outstanding Common Stock of the Company is listed for trading on The Nasdaq National Market. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Debentures; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Debentures on any securities exchange. Accordingly, no assurance can be given as to the development of liquidity of any trading market that may develop for the Debentures. See "Risk Factors--Absence of Public Market; Transfer Restrictions."

  In order to comply with the securities laws of certain states, if applicable, the Debentures and Conversion Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and Conversion Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or the Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or the Conversion Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

  The Debentures were originally sold to Smith Barney Inc., Needham & Company, Inc. and Wheat, First Securities, Inc. in May 1996 in a private placement. The Company agreed to indemnify and hold Smith Barney Inc., Needham & Company, Inc. and Wheat, First Securities, Inc. harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by Smith Barney Inc., Needham & Company, Inc. and Wheat, First Securities, Inc. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

  The Company will use its best efforts to cause the registration statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective for a period of three years from the effective date thereof, or until the Shelf Registration Statement is no longer required for transfer of the Debentures or the underlying Common Stock. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Debentures and Conversion Shares by holders upon the happening of an event or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed, in which case the period of time during which the Company is required to maintain the effectiveness of the Shelf Registration Statement shall be extended. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

  This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.

  For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, or an estate or trust, the income of which is includible in income for United States federal income tax purposes regardless of its source.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

OWNERSHIP OF THE DEBENTURES

  Interest on Debentures. Interest paid on Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's methods of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Company expects that the Debentures will not be issued with original issue discount ("OID") within the meaning of the Code.

  Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

  Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions, or other disposition of the common stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of the Common Stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition.

  Conversion of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures into shares of Common Stock. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will be equal to the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will generally include the period during which the holder held the Debentures prior to the conversion.

  Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

  Market Discount. The resale of Debentures may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Debenture immediately after its acquisition exceeds the holder's tax basis in the Debenture. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently.

  Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

  To the extent, if any, that a holder receives distributions on shares of Common Stock that would otherwise constitute dividends for United States federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distribution in excess of the holder's basis in the shares of Common Stock will be treated as capital gain.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

  Interest on Debentures. Generally, interest paid on the Debentures to a Non U.S.-Holder will not be subject to United States federal income tax if: (I) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (II) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (III) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in paragraph (III) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

  Sale or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition unless (I) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Company is a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of such amount withheld pursuant to these rules will be creditable against such Non U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing the required information to the Internal Revenue Service. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

  Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

  Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holders, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock made by the Company with respect to certain noncorporate U.S. Holders. Such U.S. holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information.

  Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding discussed above or that are subject to a tax treaty that reduces such withholding.

  The payment of the proceeds on the disposition of Debenture or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or share of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

                                 LEGAL MATTERS

  The validity of the issuance of the Debentures and the Conversion Shares offered hereby will be passed upon for RoTech by Winderweedle, Haines, Ward & Woodman, P.A., Winter Park and Orlando, Florida. William A. Walker II, Secretary, a Director and a shareholder of the Company, is a shareholder and officer of Winderweedle, Haines, Ward & Woodman, P.A. Such firm has acted as counsel to the Company, its subsidiaries, and certain of its affiliates in other matters. The Company issued options to such firm to purchase up to, but not exceeding in the aggregate, 20,000 shares of the Company's Common Stock at $13.88 per share. The options are exercisable until June 30, 2000.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K as filed with the Commission on August 20, 1996 have been audited by Deloitte & Touche LLP, independent certified public accountants as of July 31, 1995 and 1994 and for each of the years ended July 31, 1995 and 1994, and by Ernst & Young LLP, independent certified public accountants for the year ended July 31, 1993, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLI-CATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Information by Reference..........................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   5
Ratio of Earnings to Fixed Charges.........................................   9
Use of Proceeds............................................................  10
Description of Debentures..................................................  10
Description of Capital Stock...............................................  19
Selling Securityholders....................................................  20
Plan of Distribution.......................................................  22
Certain United States Federal Income Tax Consequences......................  23
Legal Matters..............................................................  26
Experts....................................................................  26

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          ROTECH MEDICAL CORPORATION

  $110,000,000 PRINCIPAL AMOUNT OF 5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES
                                   DUE 2003
                   (INTEREST PAYABLE JUNE 1 AND DECEMBER 1)

                                      AND

                              4,190,476 SHARES OF
                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------



                               AUGUST    , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses payable by the Company in connection with the sale of the Debentures and the Common Stock being registered. All amounts are estimates except the registration fee.

   Commission Registration Fee..................................... $ 37,931.03
   Printing and Engraving Expenses.................................   30,000.00
   Nasdaq National Market Listing Fee..............................   17,500.00
   Legal Fees and Expenses.........................................   27,500.00
   State Securities Laws Registration Fees and Expenses............    2,000.00
   Trustee's Fees..................................................    2,500.00
   Accounting Fees and Expenses....................................   25,000.00
   Miscellaneous Expenses..........................................   15,000.00
                                                                    -----------
     Total......................................................... $157,431.03
                                                                    ===========

  The Selling Securityholders shall bear any underwriting discounts, commissions and the fees and expenses of counsel to the Selling
Securityholders, and shall also bear all registration expenses to the extent required by applicable law.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to authority contained in the laws of the state of Florida, Article IX of the Company's Articles of Incorporation, as amended, and Article IV of the Company's By-Laws, as amended, provide that the Company shall indemnify each of its officers and directors, whether or not then in office, and his executor, administrator or heirs, against any and all actual expenses actually and necessarily incurred by him, including, but not limited to, attorney's fees in connection with the defense of any litigation, administrative procedure or suit to which he may have been a party because of his status as a present or past director or officer, if he acted in good faith and in a manner not opposed to the best interests of the Company. He shall have no right to reimbursement, however, in relation to matters as to which he has been adjudged liable to the Company for negligence or misconduct in the performance of his duties unless, and to the extent that, a court of equity shall deem such reimbursement proper in view of all the circumstances. The right to indemnity for expenses shall also apply to expenses of suits which are compromised or settled if the court having jurisdiction of the action shall approve such settlement. The foregoing right of indemnification shall be in addition to, and not exclusive of, all other rights to which such officer or director may be entitled.

  Section 607.0850(1), Florida Statutes, provides that a corporation may indemnify any person who is or was a party to any proceeding, by reason of his current or past status as director, officer, employee or agent of the corporation, against liability incurred by such person if, in connection with his activity out of which arises the indemnifiable matter, he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 607.0850(2), Florida Statutes, authorizes a corporation to indemnify any person who is or was a party to any proceeding by or on behalf of the corporation to procure a judgment in its favor under circumstances similar to those identified in Section 607.0850(1) above against expenses and amounts paid in settlement up to the estimated cost of litigation provided that no indemnification shall be made in respect of any matter as to which the potential indemnitee shall have been adjudged to be liable unless, and only to the extent that, a court of competent jurisdiction shall determine that, in view of all circumstances, the potential indemnitee is fairly and reasonably entitled to indemnity for such expenses.

  Section 607.0850(7), Florida Statutes, prohibits indemnification or advancement of expenses made to or on behalf of any director, officer or agent of a corporation if a judgment or final adjudication establishes that his actions, or omissions to act, were material to the matter adjudicated and which constitute: a) a violation of the criminal law, unless he had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; b) a transaction from which he derived an improper personal benefit either directly or indirectly; c) in the case of a director, a circumstance triggering the liability provisions of Section 607.0834, dealing with dividends and distributions and/or purchases, of the corporation's own shares; or d) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by it or on its behalf to procure a judgment in its favor or in a proceeding by or on behalf of a shareholder.

  Section 607.0850(9), Florida Statutes, permits courts to order indemnification of those who are or were a party to a proceeding based on their status as directors or officers of the corporation.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
         Indenture dated as of June 1, 1996, between the Company and PNC Bank,
  4.1     Kentucky, Inc.
  4.2    Form of 5 1/4% Convertible Subordinated Debentures due 2003 (included in Indenture filed as Exhibit 4.1 hereof).
  4.3    Registration Rights Agreement dated as of May 24, 1996, between the
          Company and Smith Barney Inc., Needham & Company, Inc. and Wheat,
          First Securities, Inc.
  5.1    Opinion of Winderweedle, Haines, Ward & Woodman, P.A.
 12.1    Statement re: computation of ratios
 23.1    Consent of Winderweedle, Haines, Ward & Woodman, P.A., counsel to the
          Company (included in Exhbit 5.1)
 23.2    Consent of Deloitte & Touche LLP, Independent Certified Public
          Accountants
 23.3    Consent of Ernst & Young LLP, Independent Certified Public Accountants
 23.4    Consent of Arthur Andersen LLP, Independent Certified Public
          Accountants
 23.5    Consent of Hazlett, Lewis & Bieter, PLLC, Independent Certified Public
          Accountants
 23.6    Consent of Tanner + Co., Independent Certified Public Accountants
 23.7    Consent of LaPorte, Sehrt, Romig & Hand, a Professional Accounting
          Corporation, Independent Certified Public Accountants
 23.8    Consent of Dalby, Wendland & Co., P.C., Independent Certified Public
          Accountants
 23.9    Consent of Michael Galloway & Company, Independent Certified Public
          Accountants
 23.10   Consent of Hartman, Walton & Leito, L.L.P., Independent Certified
          Public Accountants
 24.1    Power of Attorney (included on Page II-4 of this Registration
          Statement)
 25.1    Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 of PNC Bank, Kentucky, Inc.

ITEM 17. UNDERTAKINGS.

  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ORLANDO, STATE OF FLORIDA, ON AUGUST 27, 1996.

                                          RoTech Medical Corporation,a Florida
                                           Corporation

                                                   /s/ Stephen P. Griggs
                                          By: _________________________________
                                               STEPHEN P. GRIGGS, PRESIDENT

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of RoTech Medical Corporation, hereby severally and individually constitute and appoint William P. Kennedy, Stephen P. Griggs, Rebecca R. Irish and Thomas A. Simser, Jr., the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-3 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorneys and agents to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendments and instruments.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

       /s/ William P. Kennedy          Chief Executive         August 27, 1996
- -------------------------------------   Officer (Principal
         WILLIAM P. KENNEDY             Executive Officer)
                                        and Director

        /s/ Stephen P. Griggs          President, Chief        August 27, 1996
- -------------------------------------   Operating Officer
          STEPHEN P. GRIGGS             and Director

      /s/ William A. Walker II         Secretary and           August 27, 1996
- -------------------------------------   Director
        WILLIAM A. WALKER II

       /s/ Leonard E. Williams         Director                August 27, 1996
- -------------------------------------
         LEONARD E. WILLIAMS

         /s/ Jack T. Weaver            Director                August 27, 1996
- -------------------------------------
           JACK T. WEAVER

        /s/ Rebecca R. Irish           Treasurer and Chief     August 27, 1996
- -------------------------------------   Financial Officer
          REBECCA R. IRISH              (Principal
                                        Financial and
                                        Accounting Officer)

         /s/ Janet L. Ziomek           Vice President,         August 27, 1996
- -------------------------------------   Finance
           JANET L. ZIOMEK

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                     DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
         Indenture dated as of June 1, 1996, between the Company
 4.1      and PNC Bank, Kentucky, Inc.
 4.2     Form of 5 1/4% Convertible Subordinated Debentures due
          2003 (included in Indenture filed as Exhibit 4.1
          hereof).
 4.3     Registration Rights Agreement dated as of May 24, 1996,
          between the Company and Smith Barney Inc., Needham &
          Company, Inc. and Wheat, First Securities, Inc.
 5.1     Opinion of Winderweedle, Haines, Ward & Woodman, P.A.
 12.1    Statement re: computation of ratios
 23.1    Consent of Winderweedle, Haines, Ward & Woodman, P.A.,
          counsel to the Company (included in Exhbit 5.1)
 23.2    Consent of Deloitte & Touche LLP, Independent Certified
          Public Accountants
 23.3    Consent of Ernst & Young LLP, Independent Certified
          Public Accountants
 23.4    Consent of Arthur Andersen LLP, Independent Certified
          Public Accountants
 23.5    Consent of Hazlett, Lewis & Bieter, PLLC, Independent
          Certified Public Accountants
 23.6    Consent of Tanner + Co., Independent Certified Public
          Accountants
 23.7    Consent of LaPorte, Sehrt, Romig & Hand, a Professional
          Accounting Corporation, Independent Certified Public
          Accountants
 23.8    Consent of Dalby, Wendland & Co., P.C., Independent
          Certified Public Accountants
 23.9    Consent of Michael Galloway & Company, Independent
          Certified Public Accountants
 23.10   Consent of Hartman, Walton & Leito, L.L.P., Independent
          Certified Public Accountants
 24.1    Power of Attorney (included on Page II-4 of this
          Registration Statement)
 25.1    Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of 1939 of PNC Bank, Kentucky,
          Inc.
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